Exhibit 99.1

SOLUTIA LOGO	Solutia Inc.
575 Maryville Centre Drive
St. Louis, Missouri 63141
P.O. Box 66760
St. Louis, Missouri 63166-6760
FOR IMMEDIATE RELEASE

Media: Dan Jenkins (314) 674-8552
Investors: Susannah Livingston (314) 674-8914
Court Confirms Solutia Plan of Reorganization
ST. LOUIS, November 29, 2007 — Solutia Inc. (OTCBB:SOLUQ), a leading manufacturer and provider of high-performance specialty materials and chemicals, today announced that the U.S. Bankruptcy Court for the Southern District of New York has confirmed its plan of reorganization.
“While this has been a long process, we have used our time in Chapter 11 to truly transform and revitalize Solutia — shaping a strong portfolio of businesses, shedding $1.3 billion in liabilities, and growing the company by $1 billion in sales while more than doubling our earnings. We will emerge from Chapter 11 as a growing, vibrant company that is positioned for success,” said Jeffry N. Quinn, chairman, president and CEO, Solutia Inc.
Quinn added, “We are pleased to have gained confirmation of a plan of reorganization that was supported by all of the major constituents in our case and that provides for significant creditor recoveries.”
The company anticipates that the plan of reorganization will become effective in the late December or January timeframe.
# # #
Forward Looking Statements
This press release may contain forward-looking statements, which can be identified by the use of words such as “believes,” “expects,” “may,” “will,” “intends,” “plans,” “estimates” or “anticipates,” or other comparable terminology, or by discussions of strategy, plans or intentions. These statements are based on management’s current expectations and assumptions about the industries in which Solutia operates. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Solutia’s most recent Annual Report on Form 10-K, under “Cautionary Statement About Forward Looking Statements,” Solutia’s quarterly reports on Form 10-Q, and in filings with the U.S. Bankruptcy Court in connection with the Chapter 11 case of Solutia Inc. and 14 of its U.S. subsidiaries. These reports can be accessed through the “Investors”

section of Solutia’s website at www.solutia.com. The bankruptcy court filings can be accessed by visiting www.trumbullgroup.com. Solutia disclaims any intent or obligation to update or revise any forward-looking statements in response to new information, unforeseen events, changed circumstances or any other occurrence.
Corporate Profile
Solutia (http://www.Solutia.com) uses world-class skills in applied chemistry to create value-added solutions for customers, whose products improve the lives of consumers every day. Solutia is a world leader in performance films for laminated safety glass and after-market applications; chemicals for the rubber industry; specialties such as heat transfer fluids and aviation hydraulic fluid; and an integrated family of nylon products including high-performance polymers and fibers.
Solutia ... Solutions for a Better Life.
SOURCE: Solutia Inc.

2